Exhibit 10.2
BROCADE COMMUNICATIONS SYSTEMS, INC.
2009 DIRECTOR PLAN
(April 11, 2013 Amendment and Restatement)
1. Purposes of the Plan. The purposes of this Plan are to attract the best available personnel for service as Outside Directors of the Company, to provide additional incentive to the Outside Directors of the Company in their performance as Directors, and to encourage their continued service on the Board.
The Plan permits the grant of options and restricted stock units. All options granted hereunder will be nonstatutory stock options.
The Plan originally was effective as of April 15, 2009. This amended and restated Plan is effective as of April 11, 2013, subject to approval by a majority of the Company's stockholders that are present in person or by proxy at the Company's 2013 Annual Meeting of Stockholders.
2. Definitions. As used herein, the following definitions will apply:
(a) “Annual Meeting” means the Company's annual meeting of stockholders.
(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(c) “Award” means, individually or collectively, a grant under the Plan of Options or Restricted Stock Units.
(d) “Board” means the Board of Directors of the Company, or a duly authorized committee of the Board of Directors of the Company.
(e) “Change in Control” means the occurrence of any of the following events:
(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; or
(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii) Change in Ownership of a Substantial Portion of the Company's Assets. A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company's incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.
(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g) “Common Stock” means the common stock of the Company.
(h) “Company” means Brocade Communications Systems, Inc., a Delaware corporation, or any successor thereto.
(i) “Director” means a member of the Board.
(j) “Disability” means total and permanent disability as defined in section 22(e)(3) of the Code.
(k) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor the payment of a Director's fee by the Company will be sufficient to constitute “employment” by the Company.
(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(m) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its fair market value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or
(iii) In the absence of an established market for the Common Stock, the fair market value thereof will be determined in good faith by the Board.
(n) “Inside Director” means a Director who is an Employee.
(o) “Option” means a stock option granted pursuant to the Plan.
(p) “Outside Director” means a Director who is not an Employee.
(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(r) “Participant” means the holder of an outstanding Award.
(s) “Plan” means this 2009 Director Plan, as it may be amended from time to time.

(t) “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, and granted to a Participant pursuant to Section 6 of the Plan. Each restricted stock unit represents an unfunded and unsecured obligation of the Company.
(u) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(v) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3. Stock Subject to the Plan.
(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 2,000,000 Shares (the “Pool”), plus any Shares subject to stock options or similar awards granted under the Company's 1999 Director Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Company's 1999 Director Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to this clause equal to 870,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
(b) Lapsed Awards. If an outstanding Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock Units, is forfeited to the Company due to failure to vest, the unpurchased or forfeited Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan.
(c) Full Value Awards. An Award of Restricted Stock Units will be counted against the Pool as 1.56 Shares for every 1 Share subject to such Award. To the extent that an Award counted as 1.56 Shares against the Pool at the time of grant pursuant to the preceding sentence is forfeited or repurchased by the Company and returned to the Plan (e.g., upon Award termination), the Plan will be credited with 1.56 Shares that will thereafter be available for future issuance under the Plan.
4. Options.
(a) Administration of Option Grants.
(i) All grants of Options under the Plan will be made in accordance with the provisions of Sections 7 and 8. The Board may, in its sole discretion, provide that one or more Outside Directors are not eligible to receive grants of Options for specified periods of time.
(ii) In the event that any Option granted under the Plan would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased under Options to exceed the Pool, then the remaining Shares available for Option grant will be granted under Options to the Outside Directors on a pro rata basis. No further grants will be made until such time, if any, as additional Shares become available for grant under the Plan through action of the Board or the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.
(b) Prohibition Against Repricing. Subject to the provisions of Section 14 of the Plan, without stockholder approval, the terms of any Option may not be amended to reduce the exercise price of the Option or to cancel the Option in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option.
5. Exercise of Options.
(a) Procedure for Exercise of an Option; Rights as Stockholder.
(i) Any Option granted hereunder will be exercisable at such times as are set forth in Section 7(a) or 8(a), as applicable.

(ii) An Option may not be exercised for a fraction of a Share.
(iii) An Option will be deemed to be exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the terms of the Option) from the person entitled to exercise the Option and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholding). Full payment may consist of any consideration and method of payment allowable under Section 12 of the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to any Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 14 of the Plan.
(iv) Exercise of an Option in any manner will result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(b) Termination of Continuous Status as a Director. Subject to Section 14, in the event an Participant's status as a Director terminates (other than upon the Participant's death or Disability), the Participant may exercise his or her Option, but only within 3 months following the date of such termination, and only to the extent that the Participant was entitled to exercise it on the date of such termination (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of such termination, and to the extent that the Participant does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate.
(c) Disability of Participant. In the event Participant's status as a Director terminates as a result of Disability, the Participant may exercise his or her Option, but only within 12 months following the date of such termination, and only to the extent that the Participant was entitled to exercise it on the date of such termination (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of termination, or if he or she does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate and the Shares covered by such Option will revert to the Plan.
(d) Death of Participant. If a Participant dies while still a Director, the Participant's estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option, but only within 12 months following the date of death, and only to the extent that the Participant was entitled to exercise it on the date of death (but in no event later than the expiration of its 7 year term). To the extent that the Participant was not entitled to exercise an Option on the date of death, and to the extent that the Participant's estate or a person who acquired the right to exercise such Option does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option will terminate and the Shares covered by such Option will revert to the Plan.
6. Restricted Stock Units.
(a) Procedures for Grants.
All grants of Restricted Stock Units under the Plan will be made in accordance with the provisions of Sections 7 and 8. The Board may, in its sole discretion, provide that one or more Outside Directors are not eligible to receive grants of Restricted Stock Units for specified periods of time.
(b) Form and Timing of Payment. Restricted Stock Units will be settled in Shares, on a one unit for one Share basis. When Shares are paid to the Participant in payment for the Restricted Stock Units, par value ($.001 per share) will be deemed paid by the Participant for each Restricted Stock Unit by services rendered by the Participant. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Board but no later than March 15th of the calendar year following the applicable vesting date.

(c) Cancellation. On the date of Participant's termination as a Director, all unvested Restricted Stock Units will be forfeited to the Company.
(d) Additional RSU Terms.
(i) Company's Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth above, the Participant will have no right to payment of such Restricted Stock Units. Prior to actual payment of Shares upon the vesting of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units will be made in whole Shares.
(ii) Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
7. First Awards.
(a) First Option Grant. Unless and until otherwise determined by the Board, no Options will be granted under the Plan after April 10, 2013.
(b) First RSU Grant.
(i) Grant. Each individual who, through election by the stockholders of the Company or appointment by the Board to fill a vacancy, first becomes an Outside Director after April 10, 2013, automatically will be granted 50,000 Restricted Stock Units (“First RSU”), on the date on which such person first becomes an Outside Director. Notwithstanding the preceding, an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First RSU.
(iii) Vesting. Subject to Section 14, the First RSU will vest and become payable as to 1/3 of the Shares subject to the First RSU on the 1 year anniversary of the date of grant, and as to 1/3 of the Shares subject to the First RSU at each anniversary thereafter, so that the First RSU will be fully vested and become payable in full 3 years after its date of grant, provided that the Participant continues to serve as a Director on such dates.
8. Subsequent Awards.
(a) Subsequent Option Grant. Unless otherwise determined by the Board, no Options will be granted under the Plan after April 10, 2013.
(b) Subsequent RSU Grant.
(i) Grant. Subject to proration under Section 9, each Outside Director will automatically be granted 25,000 Restricted Stock Units (the “Subsequent RSU”) annually on the date of the Annual Meeting, provided that such Outside Director had served as an Outside Director prior to such Annual Meeting and that he or she continues to be an Outside Director at and immediately following such Annual Meeting.
(ii) Vesting. Subject to Section 14, the Subsequent RSU will vest and become payable as to 100% of the Shares subject to the Subsequent RSU on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, provided that the Participant continues to serve as a Director on such date.

9. Subsequent Award Pro Ration Policy for New Directors Appointed Before an Annual Meeting. At the first (and only the first) Annual Meeting after an Outside Director first becomes an Outside Director, such Outside Director will receive at such Annual Meeting, a proportionate amount of the Subsequent RSU (in lieu of the full Subsequent RSU) based on the date of such Outside Director's appointment as follows:
(a) Appointment on the date of the Annual Meeting, or after the date of the Annual Meeting but prior to the end of the Company's 2nd fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 100% of the Subsequent RSU.
(b) Appointment in the Company's 3rd fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 75% of the Subsequent RSU.
(c) Appointment in the Company's 4th fiscal quarter of the fiscal year prior to the fiscal year during which the Annual Meeting occurs: 50% of the Subsequent RSU.
(d) Appointment in the Company's 1st fiscal quarter of the fiscal year during which the Annual Meeting occurs: 25% of the Subsequent RSU.
(e) Appointment in the Company's 2nd fiscal quarter of the fiscal year during which the Annual Meeting occurs and before the Annual Meeting date for such fiscal year: 0% the Subsequent RSU.
10. Eligibility. Awards may be granted only to Outside Directors. All Options will be granted in accordance with the terms set forth in Section 4 hereof. All Restricted Stock Units will be granted in accordance with the terms set forth in Section 6.
The Plan will not confer upon any Participant any right with respect to continuation of service as a Director or nomination to serve as a Director, nor will it interfere in any way with any rights which the Director or the Company may have to terminate the Director's relationship with the Company at any time.
11. Term of Plan. The Plan will continue in effect until the tenth anniversary of the Plan's initial effectiveness unless sooner terminated under Section 15 of the Plan.
12. Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, will consist of:
(i) cash;
(ii) check;
(iii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised;
(iv) net issue exercise, whereby Participant surrenders an Option at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed exercise notice reflecting such election, in which event the Company will issue to the Participant that number of Shares computed using the following formula:

X =	Y (A - B)
A

Where:

X =	the number of Shares to be issued to Participant;

Y =	the number of Shares subject to the Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation);

A =	the Fair Market Value of one Share (at the date of such calculation);

B =	the exercise price per Share of the Option (as adjusted to the date of the calculation);
(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or
(vi) any combination of the foregoing methods of payment.
13. Non-Transferability of Awards. Except as described in the Award Agreements, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of an Award, the Award immediately will become null and void.
14. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the
Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration”; provided, further, that the number of Shares subject to subsequently granted First Options, Subsequent Options, First RSUs, and Subsequent RSUs will not be proportionately adjusted. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to an Award.
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised or a Restricted Stock Unit has not vested, it will terminate immediately prior to the consummation of such proposed action.
(c) Change in Control.
(i) In the event of a Change in Control, outstanding Awards may be assumed or equivalent Awards may be substituted by the successor corporation or a Parent or Subsidiary thereof (the “Successor Corporation”). If an Award is assumed or substituted for, the Award or equivalent award will continue to be exercisable or vest as provided in Section 7 or 8, as applicable, for so long as the Participant serves as a Director or a director of the Successor Corporation. Following such assumption or substitution, if the Participant's status as a Director or director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, the Award or award will become fully exercisable, including as to Shares for which it would not otherwise be exercisable. Thereafter, the Award or award will remain exercisable in accordance with Sections 5(b) through (d) above.

(ii) If the Successor Corporation does not assume an outstanding Option or substitute for it an equivalent option, the Option will become fully vested and exercisable, including as to Shares for which it would not otherwise be exercisable. In such event the Board will notify the Participant that the Option will be fully exercisable for a period of 30 days from the date of such notice, and upon the expiration of such period the Option will terminate. If the Successor Corporation does not assume an outstanding grant of Restricted Stock Units or substitute for it an equivalent award, the grant of Restricted Stock Units will vest immediately prior to the consummation of the applicable transaction.
(iii) For the purposes of this Section 14(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, or upon the payout of a Restricted Stock Unit, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
15. Amendment and Termination of the Plan.
(a) Amendment and Termination. The Board may at any time amend, alter, suspend, or discontinue the Plan. For example, but not by way of limitation, the Board may amend the provisions of Sections 7 and 8 regarding the number, type and timing of awards to be granted in the future (subject to Section 16). No amendment, alteration, suspension, or discontinuation will be made which would impair the rights of any Participant under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Applicable Laws, the Company will obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.
(b) Effect of Amendment or Termination. Any such amendment or termination of the Plan will not affect Awards already granted and such Awards will remain in full force and effect as if this Plan had not been amended or terminated.
16. Limit on Granting of Awards. Notwithstanding any contrary provision of the Plan, during any fiscal year of the Company, no Outside Director may be granted Awards having a total value (calculated as of the date of grant) greater than $750,000. For this purpose, value for an Option will mean the grant date fair value of the Option using the valuation methodology used by the Company in its financial statements for that fiscal year and value for RSUs will mean the grant date Fair Market Value of the Shares covered by the RSU.
17. Conditions Upon Issuance of Shares.
(a) Shares will not be issued under any Award unless the issuance and delivery of such Shares pursuant thereto, and in the case of an Option, the exercise of such Option, will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.
(c) Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

18. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
19. Award Agreement. Awards will be evidenced by written award agreements in such form as the Board will approve.
20. Stockholder Approval. The amended and restated Plan will be subject to approval by the stockholders of the Company at the Company's 2013 Annual Meeting. Such stockholder approval will be obtained in the degree and manner required under Applicable Laws.
21. No Guarantee of Continued Service. The Plan will not confer upon any Participant any rights with respect to continuation of service as a Director or other service provider to the Company or nomination to serve as a Director, nor will it interfere in any way with any rights which the Director of the Company may have to terminate the Director's relationship with the Company at any time.
22. Administration of the Plan. It shall be the duty of the Board to administer the Plan in accordance with the Plan's provisions. The Board shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) prescribe the terms and conditions of the Awards, (b) interpret the Plan and the Awards, (c) adopt such procedures and subplans as are necessary or appropriate for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules.